                                                                   Exhibit 12.01

                        Windrose Medical Properties Trust
           Computation of Ratio of Earnings to Combined Fixed Charges
                          and Preferred Share Dividends
                             (dollars in thousands)



                                                NINE MONTHS
                                                   ENDED        YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                    2003         2002(1)        2001(1)       2000(1)        1999(1)       1998(1)
                                                -------------  ------------   ------------  ------------   ----------   ------------

EARNINGS
  Pre-tax income (loss) from continuing
    operations                                          743        (1,344)          269           88          (959)          626
  Interest expense                                    2,007           199            36           34            41            57
  Amortization of loan origination fees                 103            28            --           --            --            --
                                                      -----        ------           ---          ---          ----         -----
                                                      2,853        (1,118)          305          121          (918)          684
COMBINED FIXED CHARGES AND PREFERRED
SHARE DIVIDENDS
  Interest expense                                    2,007           199            36           34            41            57
  Interest expense capitalized                           --            --            --           --            --            --
  Amortization of loan origination fees                 103            28            --           --            --            --
  Preferred unit distributions                           --            --            --           --            --            --
  Preferred share dividends                              --            --            --           --            --            --
                                                      -----        ------           ---          ---          ----         -----
                                                      2,111           227            36           34            41            57

Ratio of earnings to combined fixed charges and
preferred share dividends                                1.35          (2)           8.58         3.62          (3)          11.90


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         (1)  We completed our initial public offering on August 21, 2002.
              Information for periods prior to that date relate to our predecessor.

         (2) Earnings for the fiscal year ended December 31, 2002 (including periods prior to our Initial Public Offering) were inadequate to cover combined fixed charges and preferred stock dividends (if payable in that period), with a deficiency of $1,345 (in thousands).

         (3) Earnings for the fiscal year ended December 31, 1999 were inadequate to cover combined fixed charges and preferred stock dividends (if payable in that period), with a deficiency of $959 (in thousands).